EXHIBIT 99.1

NEWS RELEASE

[CHART INDUSTRIES, INC. LETTERHEAD]

Immediate Release

CHART INDUSTRIES REPORTS
SECOND-QUARTER SALES UP SEVEN PERCENT
AND A LOSS OF $0.02 PER SHARE AFTER CHARGES

CLEVELAND, OH - July 30, 2001 - Chart Industries, Inc., (NYSE:CTI) today reported results for its second quarter and six months ended June 30, 2001. Sales for the second quarter were $84.8 million and net loss was $424,000, or $0.02 per diluted share.

        Sales for the second quarter of 2001 were $84.8 million, up 7.4 percent from $78.9 million for the corresponding quarter of 2000. Net loss was $424,000, or $0.02 per diluted share, for the second quarter of 2001 compared with net income of $291,000, or $0.01 per diluted share, for the second quarter of 2000. The Company recorded employee separation and plant closure costs of $1.4 million, primarily for the consolidation of tank repair and rehabilitation services and the resultant plant closures. These charges, when combined with an additional $240,000 non-cash interest charge related to the change in accounting for interest rate hedges adopted during the first quarter, reduced second-quarter net income by $0.05 per diluted share.

        Sales for the first six months of 2001 increased 17.5 percent to $173.8 million from $147.9 million for the corresponding period in 2000. For the first half of 2001, the net loss was $19,000, or $0.00 per diluted share, compared with a net loss of $94,000, or $0.00 per diluted share, for the first half of 2000. The employee separation and plant closure costs, combined with the non-cash interest charges recorded in the first six months of the year related to the change in accounting for interest rate hedges adopted in 2001, reduced net income by $0.06 per diluted share.

        Commenting on Chart's results for the second quarter and first half of 2001, Arthur S. Holmes, Chairman and Chief Executive Officer, said, "I am encouraged with our sales and order intake during this soft business climate in North America and overseas. Although somewhat down compared with recent quarters, second-quarter 2001 sales did exceed sales in the second quarter of 2000. Orders also recovered from a weak 2001 first quarter. We're holding the course in spite of continued softness in the Process Systems & Equipment (PS&E) segment.

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Chart Industries, Inc. 2nd Quarter Earnings
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        "We made adjustments to our operations to deal with existing economic conditions and made more changes to improve productivity and rationalize facilities. Expenses for severance costs and facility closings during the second quarter cost us $0.04 per share at the bottom line.

        "Applied Technologies (AT), our largest and most profitable business segment, booked $34.6 million in new orders, up 16 percent from last quarter and closer to recent quarterly win rates. Sales in this segment were also strong reaching the $38 million level for a second time.

        "The Distribution and Storage (D&S) segment had excellent total order intake of $41.8 million, up 27 percent from the first quarter of 2001 and up 19 percent from last year's second quarter. Some D&S product lines have softened. Sales and margins held during tough economic industrial conditions.

        "We completed major portions of Bechtel's Trinidad project in the first quarter of 2001. Second-quarter orders, sales and margins in our PS&E segment again reflect the extended downturn in plant construction. Backlog is at a low of $17.4 million. Bidding activity remains active in hydrocarbon markets but viable projects are slow to realize and often rescheduled. We will continue to adjust manpower levels to match workload in this area.

        "Based upon current economic conditions, we anticipate flat sales going forward for the remainder of 2001. We expect sales mix and tougher pricing to continue to squeeze gross margins in the second half. Attention to cost control and lower interest rates will have a positive impact on our performance, resulting in breakeven to slightly positive net income going forward.

        "For the near-term we will continue to finance our development initiatives and leading growth businesses internally. Poor timing and conditions in capital markets did not result in external financing that met our needs and terms. We believe we can fund our growth prospects through tightened working capital initiatives and restructuring our balance sheet for needed liquidity. Our challenge is to improve operating performance under soft market conditions, continue key new-product developments and reduce debt. I am confident that we will accomplish these objectives."

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Chart Industries, Inc. 2nd Quarter Earnings
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Financial highlights are as follows (all figures are in thousands of dollars except per-share amounts, which are based on average shares outstanding on a diluted basis):

	Three months ended June 30,
	2001	2000	% Change
Sales	$84,797	$78,924	7.4%
Gross profit	21,531	23,653	(9.0)%
Net income (loss)	(424)	291	N/M
Net income (loss) per share - assuming dilution	(0.02)	0.01	N/M

	Six months ended June 30,
	2001	2000	% Change
Sales	$173,829	$147,916	17.5%
Gross profit	48,600	43,413	11.9%
Net loss	(19)	(94)	N/M
Net loss per share - assuming dilution	(0.00)	(0.00)	N/M
N/M - (Not meaningful)

SECOND-QUARTER 2001 FINANCIAL RESULTS

Sales for the second quarter of 2001 were $84.8 million versus $78.9 million for the second quarter of 2000, an increase of $5.9 million, or 7.4 percent. The AT segment grew by 13.0 percent from sales of $33.9 million in the second quarter of 2000 to sales of $38.2 million in the second quarter of 2001 as sales of medical products improved in both the U.S. and Europe. This segment has also seen increased sales of environmental test chambers as the result of its alliance with Qualmark. The D&S segment continues to show the strengths of the Chart/MVE consolidation by winning multi-year, global contracts with the large industrial gas companies. Productivity and throughput initiatives continue to improve performance. Overall performance stayed relatively strong despite the slowing economy in the U.S., with second-quarter 2001 sales of $34.1 million, up over the previous two quarters and off 4.6 percent from the second-quarter 2000 sales of $35.8 million. The PS&E segment sales were $12.4 million, up from sales of $9.3 million in the second quarter of 2000. The sales increase primarily reflects the completion phases of the ALNG project in Trinidad as the rest of the PS&E business has remained relatively slow.

        Gross profit for the second quarter of 2001 was $21.5 million versus $23.7 million for the second quarter of 2000, a decrease of $2.1 million, or 9.0 percent. Gross profit margin for the second quarter of 2001 was 25.4 percent versus 30.0 percent for the second quarter of 2000. The decrease in gross profit margin occurred in the AT and PS&E segments. In the AT segment this was the result of strong sales but with a mix of lower-margin products. Gross margin in the D&S segment was favorably impacted by nearly two margin

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Chart Industries, Inc. 2nd Quarter Earnings
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points due to the positive resolution of a warranty issue in Europe. The PS&E segment gross margin reflects under-utilization caused by continued weak demand for new plant equipment in the industrial gas industry and slow product development in the hydrocarbon processing markets.

        Selling, general and administrative (SG&A) expense for the second quarter of 2001 was $12.8 million, versus $15.4 million for the second quarter of 2000. SG&A expense as a percentage of sales was 15.1 percent for the second quarter of 2001 versus 19.5 percent for the second quarter of 2000. Overall SG&A expense reflects several positive items, including a favorable financial settlement with a tenant in Europe and positive experience on medical and workers' compensation claims.

        The Company incurred $1.4 million of employee separation and plant closure costs related primarily to the Cryogenic Services Division as the Ottawa Lake, Michigan, facility and two smaller sites were closed. The Ottawa Lake business was moved to the New Prague, Minnesota, campus where autonomous repair operations can be plugged into existing infrastructure. Two small sites were also closed and consolidated into Holly Springs, Georgia, and Chart's new service center in Costa Mesa, California. The closure costs primarily included the write-off of leasehold improvements and equipment, and severance costs. The Company also incurred $745,000 of inventory charges related to these sites that have been included in cost of sales. The Company will incur additional costs of approximately $500,000 in the third quarter related to completion of the shutdown program and the moving of equipment and inventory from these sites.

        Net interest expense for the second quarter of 2001 was $6.1 million versus $6.4 million for the second quarter of 2000, reflecting lower rates due to decreases by the Federal Reserve in base interest rates. This was partially offset by an additional $240,000 non-cash charge related to the Company's interest rate collars. As of June 30, 2001, the Company had borrowings of $267.9 million on its Credit Facility and was in compliance with all related covenants.

        Income tax expense for the second quarter includes the cumulative effect of adjusting the Company's estimated annual effective tax rate. This change is due to the interaction of reduced estimated 2001 taxable income, caused by the charges discussed above, with the fixed amounts of non tax-deductible goodwill amortization.

        Cash used in operations for the first half of 2001 was $6.9 million compared with $0.8 million used in the first half of 2000. The Company's 2001 operating cash flow from earnings, depreciation and amortization was more than absorbed by increased working capital requirements due to higher sales.

        Capital expenditures for the first half of 2001 were $4.0 million compared with $2.9

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Chart Industries, Inc. 2nd Quarter Earnings
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million in the first half of 2000. The Company presently does not have any large capital projects in process and anticipates approximately this same level of capital expenditures for the balance of this year.

        The Company forecasts sufficient cash flow from operations and available borrowings to fund principal and interest payments, working capital requirements and capital expenditures for the current fiscal year. The Credit Agreement amendment, which provided relief on financial covenants, and the additional liquidity facility agreed upon during the fourth quarter of 2000 expire at the end of 2001. The Company is currently evaluating its options related to the Credit Facility.

ORDERS AND BACKLOG

Chart's consolidated orders for the second quarter of 2001 totaled $83.6 million, compared with orders of $73.0 million for the first quarter of 2001. Chart's consolidated firm order backlog at June 30, 2001 was $86.3 million, a decrease of $3.6 million from $89.9 million at March 31, 2001.

        AT orders for the second quarter of 2001 totaled $34.6 million, compared with $29.8 million for the first quarter of 2001. The second-quarter orders were strong in medical oxygen and cryo-biological products.

        In the D&S segment, orders for the second quarter of 2001 totaled $41.8 million, compared with $32.9 million for the first quarter of 2001. Sizable orders for engineered tanks and mobile equipment helped reach high order levels in the second quarter of 2001.

        PS&E orders for the second quarter of 2001 totaled $7.2 million, compared with $10.3 million in the first quarter of 2001. The segment order level continued at a low level despite continued strong bid activity in the hydrocarbon sector of the market. PS&E backlog at June 30, 2001, was $17.4 million, down from $22.7 million at March 31, 2001.

        This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, the ability of the Company to satisfy covenants under its Credit Facility, and worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

        Chart Industries, Inc., manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in

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Chart Industries, Inc. 2nd Quarter Earnings
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Cleveland, Ohio, Chart has domestic operations located in 13 states and international operations located in Australia, China, Czech Republic, England, Germany and Singapore.

        For more information on Chart Industries, Inc., visit the Company's home page web site at www.chart-ind.com.

CHART INDUSTRIES, INC.
QUARTERLY SEGMENT INFORMATION
LAST FIVE-QUARTER TREND

	2000 Second Quarter	2000 Third Quarter	2000 Fourth Quarter	2001 First Quarter	2001 Second Quarter
	(Dollars in thousands)
Sales
Applied Technologies	$33,855	$35,409	$38,170	$34,124	$38,240
Distribution & Storage Equipment	35,792	36,166	33,763	33,579	34,128
Process Systems & Equipment	9,277	16,437	17,839	21,329	12,429

Total	$78,924	$88,012	$89,772	$89,032	$84,797

Gross Profit
Applied Technologies	$13,454	$14,391	$14,606	$13,479	$11,900
Distribution & Storage Equipment	8,088	7,890	6,243	7,603	8,154
Process Systems & Equipment	2,111	4,670	4,816	5,987	1,477

Total	$23,653	$26,951	$25,665	$27,069	$21,531

Gross Profit Margin
Applied Technologies	39.7%	40.6%	38.3%	39.5%	31.1%
Distribution & Storage Equipment	22.6%	21.8%	18.5%	22.6%	23.9%
Process Systems & Equipment	22.8%	28.4%	27.0%	28.1%	11.9%
Total	30.0%	30.6%	28.6%	30.4%	25.4%

Orders
Applied Technologies	$35,620	$37,010	$43,722	$29,822	$34,617
Distribution & Storage Equipment	35,070	45,769	32,638	32,881	41,779
Process Systems & Equipment	30,472	31,889	8,518	10,297	7,165

Total	$101,162	$114,668	$84,878	$73,000	$83,561

Backlog
Applied Technologies	$28,767	$29,939	$35,205	$29,155	$25,348
Distribution & Storage Equipment	32,057	40,337	39,227	38,066	43,531
Process Systems & Equipment	27,744	43,163	33,686	22,653	17,429

Total	$88,568	$113,439	$108,118	$89,874	$86,308

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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	June 30, 2001	December 31, 2000

ASSETS

Current Assets
Cash and cash equivalents	$2,790	$4,921
Accounts receivable, net	52,752	53,917
Inventories, net	67,319	66,987
Other current assets	26,595	31,006

Total Current Assets	149,456	156,831

Property, plant and equipment, net	62,065	63,382
Goodwill, net	170,405	173,128
Other assets, net	27,724	28,148

TOTAL ASSETS	$409,650	$421,489

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$31,042	$36,265
Customer advances	1,004	1,790
Billings in excess of contract revenue	1,957	2,630
Accrued expenses and other liabilities	33,399	44,770
Current portion of long-term debt	31,289	25,484

Total Current Liabilities	98,691	110,939

Long-term debt	247,659	244,386
Other long-term liabilities	10,741	11,320

Shareholders' equity	52,559	54,844

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$409,650	$421,489

The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Chart Industries, Inc. 2nd Quarter Earnings
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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000

Sales	$84,797	$78,924	$173,829	$147,916
Cost of sales	63,266	55,271	125,229	104,503

Gross profit	21,531	23,653	48,600	43,413

Selling, general and administrative expense	12,827	15,355	30,451	28,821
Goodwill amortization expense	1,307	1,163	2,539	2,370
Employee separation and plant closure costs	1,403		1,403

	15,537	16,518	34,393	31,191

Operating income	5,994	7,135	14,207	12,222

Other income (expense):
Gain on sale of assets				366
Interest expense - net	(6,133)	(6,446)	(13,258)	(12,683)

	(6,133)	(6,446)	(13,258)	(12,317)

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	(139)	689	949	(95)

Income tax expense (benefit)	260	353	834	(68)

Income (loss) before minority interest and cumulative effect of change in accounting principle	(399)	336	115	(27)

Minority interest, net of taxes	25	45	46	67

Income (loss) before cumulative effect of change in accounting principle	(424)	291	69	(94)

Cumulative effect of change in accounting principle, net of taxes			88

Net income (loss)	$(424)	$291	$(19)	$(94)

Net income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.02)	$0.01	$0.00	$0.00
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.00

Net income (loss) per common share	$(0.02)	$0.01	$0.00	$0.00

Net income (loss) per common share - assuming dilution
Income (loss) before cumulative effect of change in accounting principle	$(0.02)	$0.01	$0.00	$0.00
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.00

Net income (loss) per common share - assuming dilution	$(0.02)	$0.01	$0.00	$0.00

Shares used in per share calculations	24,534	24,061	24,458	23,980

Shares used in per share calculations - assuming dilution	24,534	24,226	24,633	23,980

Chart Industries, Inc. 2nd Quarter Earnings
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CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Six Months Ended June 30,
	2001	2000
OPERATING ACTIVITIES
Net loss	$(19)	$(94)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of change in accounting principle	88
Gain on sale of assets		(366)
Depreciation and amortization	9,093	9,458
(Income) loss from joint venture	(283)	17
Foreign currency transaction gain	(204)	(210)
Minority interest	46	67

Contribution of stock to employee benefit plans	1,010	1,016
Increase (decrease) in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(578)	653
Inventory and other current assets	2,453	(15,454)
Accounts payable and other current liabilities	(17,053)	1,834
Billings in excess of contract revenue and customer advances	(1,414)	2,275

Net Cash Used In Operating Activities	(6,861)	(804)

INVESTING ACTIVITIES
Capital expenditures	(4,030)	(2,901)
Proceeds from sale of assets		900
Other investing activities	9	(218)

Net Cash Used In Investing Activities	(4,021)	(2,219)

FINANCING ACTIVITIES
Borrowings on revolving credit facilities	64,857	63,514
Repayments on revolving credit facilities	(46,078)	(46,277)
Principal payments on long-term debt	(9,438)	(12,168)
Treasury stock and stock option transactions	(43)	29

Net Cash Provided By Financing Activities	9,298	5,098

Net (decrease) increase in cash and cash equivalents	(1,584)	2,075
Effect of exchange rate changes on cash	(547)	(1,420)
Cash and cash eqivalents at beginning of period	4,921	2,314

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,790	$2,969

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